UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2012

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2775 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 633-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2012, DCP Midstream Partners, LP (the “Partnership”) entered into an agreement (the “Contribution Agreement”) with DCP Midstream, LLC (“Midstream”) and DCP LP Holdings, LLC (“Holdings”), pursuant to which Midstream agreed to contribute to the Partnership the remaining 66.67% interest in DCP Southeast Texas Holdings, GP (“Southeast Texas”) not already owned by the Partnership, commodity derivative instruments related to the Southeast Texas storage business and fixed price commodity derivatives for a three-year period (the “NGL Hedges”), for aggregate consideration of $240.0 million (the “Transaction”). The consideration for the Transaction will consist of common units of the Partnership having a value of $48.0 million and $192.0 million in cash. Following the Transaction, the Partnership will own 100% of Southeast Texas. The Transaction is expected to close by the second quarter of 2012, subject to customary closing conditions. There can be no assurance that the Transaction will be completed in the anticipated time frame, or at all, or that anticipated benefits of the Transaction will be realized.

Certain of the NGL Hedges, valued at $24.6 million as of February 27, 2012, represent consideration for our agreement to terminate a fee-based storage agreement with Midstream in the governing documents of Southeast Texas. The remaining portion of the NGL Hedges, valued at $12.2 million, mitigates a portion of our currently anticipated commodity price risk associated with the gathering and processing portion of the 66.67% interest in Southeast Texas the Partnership will acquire under the Transaction.

Southeast Texas is a fully integrated midstream business which includes: 675 miles of natural gas pipelines; three natural gas processing plants totaling 400 MMcf/d of processing capacity; natural gas storage assets with 9 Bcf of existing storage capacity; and NGL market deliveries directly to Exxon Mobil and to Mont Belvieu via the Partnership’s Black Lake NGL pipeline.

Midstream currently directly or indirectly owns 100% of DCP Midstream GP, LLC, the general partner of the Partnership’s general partner (the “General Partner”). Accordingly, the conflicts committee of the General Partner’s Board of Directors recommended approval of the Transaction. The conflicts committee, a committee of independent members of the General Partner’s Board of Directors, retained independent legal and financial advisors to assist it in evaluating the Transaction.

A copy of the Contribution Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein. The foregoing description of the terms of the Contribution Agreement and the Transaction is qualified in its entirety by reference to that exhibit. The Transaction is subject to customary closing conditions and there is no assurance that it will be completed or that anticipated benefits of the Transaction will be realized.

The following table sets forth additional information as of February 27, 2012, about the NGL Hedges that are expected to be contributed in the Transaction:

Period	Commodity	Notional Volume - (Short)/Long Positions	Reference Price		Price Range
April 2012 — December 2012	NGLs	(1,660) Bbls/d	Mt.Belvieu Non-TET	(a)	$0.90-2.60/Gal
January 2013 — December 2013	NGLs	(1,715) Bbls/d	Mt.Belvieu Non-TET	(a)	$0.90-2.60/Gal
January 2014—March 2015	NGLs	(1,725) Bbls/d	Mt.Belvieu Non-TET	(a)	$0.90-2.60/Gal

(a)	The average monthly OPIS price for Mt. Belvieu Non-TET.

Cautionary Statements regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements as defined under the federal securities laws, including statements regarding the anticipated closing of the Transaction and other aspects of the Transaction. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control, including market conditions, customary closing conditions and other factors described in the Partnership’s Annual Report on Form 10-K. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The statements made in this report speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 2.1	Contribution Agreement among DCP LP Holdings, LLC, DCP Midstream, LLC and DCP Midstream Partners, LP dated as of February 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Midstream Partners, LP

	By:	DCP Midstream GP, LP
its General Partner

	By:	DCP Midstream GP, LLC
its General Partner

Date: March 1, 2012	By:	/s/ Angela A. Minas
	Name:	Angela A. Minas
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 2.1	Contribution Agreement by and among DCP Midstream, LLC, DCP LP Holdings, LLC and DCP Midstream Partners, LP dated as of February 27, 2012.

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